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                                  EXHIBIT 10.17




Name
Address


                                                                OVERSEAS VERSION


Dear _____________________:

         This letter agreement (the "Agreement") is made between you (the "Executive") and ________________________________________ (the "Employer") and
sets out the agreement between the Executive and the Employer with respect to certain severance arrangements which shall apply only in the event that a Change in Control, as hereinafter defined, of TransTechnology Corporation (the "Corporation") occurs after the date hereof.

         1. For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any one (or more) of the following events after the date of this Agreement:

                  a. When the Corporation acquires actual knowledge that any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, is or has become the beneficial owner of shares of the Corporation with respect to which twenty percent (20%) or more of the total number of votes for the election of the Corporation's Board of Directors may be cast;

                  b. As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Corporation immediately prior to such event shall cease to constitute a majority of the Board of Directors;

                  c. The stockholders of the Corporation shall approve an agreement providing either for a transaction in which the Corporation will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Corporation; or

                  d. A tender offer or exchange offer is made for shares of the Corporation's common stock (other than one made by the Corporation) and shares of common stock are acquired thereunder.
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         2.       In the event of a Change in Control of the Corporation, and the termination by the Employer of the Executive's employment upon such Change in Control or within 24 months thereafter for reasons other than Cause, as defined in Paragraph 3 below, or the Executive terminates his employment with the Employer for "Good Reason," as defined in Paragraph 5 below, in connection with, or within 24 months after a Change in Control, the Employer shall pay to the Executive an amount equal to (a) the Executive's annual salary in effect on the date of said termination ("Base Salary"), plus (b) the average of his total bonuses paid or due for each of the last 2 completed fiscal years prior to the Termination Date, as defined below (or, in the event the Executive has been employed by the Employer for less than 2 fiscal years and has received only one bonus, an amount equal to the bonus received by the Executive) plus (c) the working days pay equivalent of earned but unused vacation and sick time, plus (d) the fair market value of any accrued but unvested restricted stock and stock options outstanding as of the Executive's Termination Date, plus (e) the amount payable to the Executive under the Employer's severance pay policy applicable pursuant to applicable law or pursuant to any agreement between the Executive and either or both the Employer and the Corporation plus (f) all accrued and unpaid salary, less any governmentally required withholdings on the foregoing. As used in clause (d), the term "fair market value" means the closing price of the common stock of the Corporation on the New York Stock Exchange on the Termination Date. Said lump sum shall be paid within 10 days of the Executive's last day of employment with the Employer (said last day being hereinafter the "Termination Date"); provided that in the event of a breach by the Employer of this Agreement as set out in Paragraph 9 below, the aforesaid sums referenced in clauses 2(a) through (f) above shall be paid in one installment within 10 days of the exercise by the Executive of his rights under Paragraph 9. The aforesaid sums referenced in clauses 2(a) through (f) shall be reduced by all other amounts which may become payable to the Executive as a result of the employment termination under applicable law or pursuant to any agreement between the Executive and either or both the Employer and the Corporation. The Employer shall exercise its best efforts to continue to provide the Executive for a period of 24 months from the Termination Date with life, health, and disability insurance coverage substantially identical to the coverage maintained for the Executive prior to the Termination Date.

         3. For purposes of this Agreement, termination for "Cause" shall mean only the following conduct by the Executive:

                  a.       material breach of any provision of this Agreement;

                  b. breach of fiduciary duty to the Employer involving personal gain or profit;

                  c. intentional and repeated failure to perform material stated duties;
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                  d.       conviction of any felony, any crime involving moral
                           turpitude, or any crime committed in the conduct of his or her official duties which is materially adverse to the welfare of the Employer.

                  The Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution adopted by the Board of Directors of the Employer, finding that in the good faith opinion of the Board of Directors of the Employer the Executive was guilty of conduct specified in this Paragraph 3 and specifying the particulars thereof in detail. Except in the event of a conviction as described in subparagraph 3(d), in no event will the Executive be subject to termination for Cause pursuant to this Agreement unless the Executive shall have failed to cure, correct or prevent the alleged breach or failure within thirty
                  (30) days after such resolution has been delivered to the Executive.

         4. This Agreement terminates upon the termination of the employment relationship between Executive and Employer, unless the termination of the employment relationship occurs after a Change in Control and was effected by the Employer for reasons other than Cause, or was effected by the Executive for Good Reason.

         5. For purposes of this Agreement, "Good Reason" shall mean the occurrence, in connection with, or within 24 months after, a Change in Control, of any of the events or conditions described in subparagraphs (a) through (g) hereof without the Executive's express written consent. Executive's right to terminate his employment pursuant to this Paragraph 5 shall not be affected by his incapacity due to physical or mental illness.

                  a. A change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, does not represent a promotion from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint him to any of such positions, except in connection with the termination of his employment for (i) Cause, (ii) as a result of his death or (iii) by the Executive other than for Good Reason;

                  b. A reduction by the Employer in the Executive's Base Salary as in effect on the date of a Change in Control or as the same may be increased from time to time;

                  c. The intention of the Employer to relocate or transfer the Executive to a location outside a 80 kilometer radius of the location which is his primary office location as of the date immediately preceding the date of a Change in Control.
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                  d.       The adverse and substantial alteration in the nature
                           and quality of the office space from which the Executive performs his duties, including the size and location thereof, as well as the secretarial and administrative support provided to him;

                  e. The failure by the Employer to continue to provide the Executive with compensation and benefits provided for under this Agreement or benefits substantially similar to those provided under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Employer which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material benefit enjoyed by him at the time of the Change in Control;

                  f. Any material breach by the Employer of any provision of this Agreement; or

                  g. The failure of the Employer to obtain a satisfactory agreement from any successor or assignee of the Employer to assume and agree to perform this Agreement, as contemplated in Paragraph 9 hereof.

         6. All reasonable legal fees and expenses paid or incurred by the Executive relating to any dispute, controversy or claimed breach regarding this Agreement shall be paid or reimbursed by the Employer, if the Executive is successful, or as may be determined to be appropriate by any judgment or award based on the relative merits of the two parties.

         7. In addition to, and not in limitation of, any obligations of confidentiality or non-competition which Executive may have under any agreement between Executive and either or both the Employer and the Corporation, or arising under applicable law, the Executive agrees that during the term of this Agreement, and for a period of one (1) year commencing the Termination Date, he will not directly or indirectly:

                  a. Solicit, divert or take away any of the customers, business or patronage of the Employer or its subsidiaries or affiliates; or

                  b. Induce or attempt to influence any employee of the Employer or its subsidiaries or affiliates to terminate his or her employment therewith.

                  c. In the event of a breach or threatened breach of the Executive of the provisions of this Paragraph 7, the Employer, or any duly authorized officer thereof, will be entitled to a temporary restraining order or injunction.

         8. The Executive shall not, during the term of this Agreement, have any other employment (exclusive of volunteer services with not-for-profit institutions or occasional speaking engagements) except with the prior approval of the Chairman of the Board and Chief Executive Officer of the Corporation.
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         9.       The Employer will require any successor including any
                  successor parent entity (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by an assumption agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such assumption agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms that he would be entitled to hereunder if he terminated his employment for Good Reason in connection with, or within 24 months after, a Change in Control.

                  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by his personal or legal representatives, successors, heirs, distributees, devisees, legatees and permitted assigns.

         10. This Agreement is personal to each of the parties hereto and, except as provided in Paragraph 9, neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

         11. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested with postage prepaid, or delivered by next day courier service such as is offered by Federal Express and competing carriers, to the following addresses or to such other address as either party may designate by like notice.

         If to the Employer, to:


                           ----------------------------------

                           ----------------------------------

                           ----------------------------------

                           ----------------------------------
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         with a copy to:

                           TransTechnology Corporation
                           150 Allen Road
                           Liberty Corner, New Jersey 07938
                           USA
                           Attention: Chief Executive Officer

         If to the Executive, to:

                           [name]

                           __________________________________

                           __________________________________

                           __________________________________

                           __________________________________

         12. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

         13. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         14. This Agreement is governed by the laws of ___________. All disputes in connection with this Agreement shall be brought exclusively before the competent court in
                  ___________________________________________.

         15. Nothing in this Agreement amends or modifies, or shall be deemed or construed to amend or modify, the terms and provisions (including the triggers and dates of payments thereunder) of any stock option granted by the Corporation and/or the Employer to the Executive.

         16.      Absent a Change in Control or unless extended in writing by the parties hereto, this Agreement shall expire on January 14, 1999.
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         Please signify your agreement to the terms of this Agreement by signing in the space provided below and returning one fully executed copy to the undersigned.


                                        _______________________________________


                                        By:   _____________________________



                                        By:   _____________________________



                                        Date: _____________________________




Accepted and agreed:


__________________________________
[name]


Date: ____________________________




GH:1966